Exhibit 10.1

AGREEMENT

This Agreement (the “Agreement”), dated December 22, 2008 (the “Effective Date”), is by and among Generex Biotechnology Corporation (the “Company”), and the investor listed on the signature page hereto (the “Investor”).

RECITALS

A.           Pursuant to that certain Securities Purchase Agreement (the “Purchase Agreement”), dated as of March 31, 2008, by and among the Company, the Investor and the other parties thereto, the Investor purchased the Company’s 8% Senior Secured Convertible Note in the aggregate principal amount of $5,000,000 (the “Note”). Capitalized terms used in this Agreement that are not otherwise defined have the meanings set forth in the Note.

B.           Pursuant to the Purchase Agreement, the Investor purchased (i) a Series A Warrant to acquire additional shares of Common Stock (the “Series A Warrants”), (ii) a Series A-1 Warrant to acquire additional shares of Common Stock (the “Series A-1 Warrants”), (iii) a Series B Warrant to acquire additional shares of Common Stock (the “Series B Warrants”), and (iv) a Series C Warrant to acquire additional shares of Common Stock (the “Series C Warrants”), in each case, as set forth on Schedule of Buyers attached to the Purchase Agreement.  The Series A Warrants, the Series A-1 Warrants, the Series B Warrants, and the Series C Warrants issued to the Investor are hereinafter collectively called the “Series Warrants.”

C.           In connection with the transactions contemplated by the Purchase Agreement, the Company reduced the strike prices of certain then outstanding warrants held by the Investor (collectively, the “Pre-Extant Warrants”) to $1.10 and extended the expiration dates thereof to March 31, 2015.

D.           The Company, as of the Effective Date, is not in compliance with the Net Cash Balance Test in the Note and each of the Other Notes, which constitutes an Event of Default under the Note and each of the Other Notes.

E.           On December 17, 2008, one of the holders of the Other Notes served on the Company an Event of Default Redemption Notice with respect to an Event of Default by the Company under Section 4(a)(xv) of its Other Note (the “Redemption Notice”).

F.           The Note requires the Company to pay the Investor on each applicable Installment Date the Installment Amount due on such date by electing (i) a Company Conversion if various conditions are satisfied and/or (ii) a Company Redemption.

G.           As of the Effective Date, one of the Equity Conditions has not been satisfied in that the Company received notice from The NASDAQ Stock Market of the Company’s failure to comply with the minimum bid price requirement of Marketplace Rule 4310(c)(4) (the “Listing Maintenance Equity Condition”).

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Investor hereby agree as follows:

1.	The exercise price of each of the Series Warrants is hereby reduced from $1.21 to $0.50, subject to further adjustment provided therein, effective from and after the Effective Date.

2.	The exercise price of each of the Pre-Extant Warrants is hereby reduced from $1.10 to $0.50, subject to further adjustment provided therein, effective from and after the Effective Date.

3.
The Investor hereby agrees that the number of shares of Common Stock issuable upon exercise of the Series Warrants and the Pre-Extant Warrants shall not be increased solely as a result of the reductions of the exercise prices thereof contemplated by Section 1 and 2 above. The Investor hereby agrees that the Conversion Price shall not be reduced solely as a result of the reductions of the exercise prices of the Series Warrants and the Pre-Extant Warrants contemplated by Section 1 and 2 above.

4.
The Company may, at its option and exercisable in its sole discretion, on one occasion, upon not less than five (5) Business Days’ prior written notice delivered to the Investor  (the “Call Notice”), require the Investor to exercise all and not less than all of the Investor’s then outstanding Series Warrants and Pre-Extant Warrants if the arithmetic average of the VWAP of the Common Stock on the Principal Market for a twenty-one (21) consecutive Trading Day period is equal to or greater than $1.00 (as adjusted for stock splits, combinations and the like from and after the Effective Date) (the “Trigger Price”) from and after the Effective Date. To be effective, the Call Notice must be given within two (2) Business Days after the aforementioned twenty-one (21) consecutive Trading Day period. The Call Notice shall state the date on which exercise shall be required (the “Required Exercise Date”), which shall be no less than five (5) Business Days after the date of such notice (or, if such date is not a Business Day, on the next succeeding Business Day), provided that a Call Notice shall not be valid if (i) the Equity Conditions (as defined on Schedule 1 attached hereto, which is hereby incorporated by reference into, and made a part of, this Agreement) are not satisfied on each day during the period commencing on the date of the Call Notice and ending on the Required Exercise Date or (ii) as otherwise contemplated below, and in either such case any such Call Notice that is not so valid shall be invalid and of no force or effect.  The rights and privileges granted pursuant to the Series Warrants and the Pre-Extant Warrants which are subject to a valid Call Notice shall terminate at 12:00 a.m. on the first Business Day following the Required Exercise Date if all of the Series Warrants and the Pre-Extant Warrants are not exercised by the Investor (or the successor holder thereof) on or prior to 11:59 p.m. (New York time) on the Required Exercise Date. If the Company elects to issue a Call Notice, then it must simultaneously take the same action with respect to all other similar warrants originally issued to holders of the Other Notes. If the Company does not comply with the immediately preceding sentence, then the Call Notice issued by the Company to the Investor shall be invalid and of no force or effect. For clarification purposes, nothing contained in this paragraph shall limit the right of the Investor to exercise any of the Series Warrants or any of the Pre-Extant Warrants on a cashless basis.

5.
Promptly following the Effective Date, the Company shall issue to the Investor a warrant (which will expire on the seven year anniversary of the Required Exercise Date) to acquire up to that number of shares of Common Stock that is equal to the number of shares of Common Stock acquired by such Investor in connection with the Investor’s exercise of the Series Warrants and the Pre-Extant Warrants pursuant to a Call Notice (the “Reload Warrants”). The per share exercise price of the Reload Warrants shall be $1.00 (as adjusted for stock splits, combinations and the like from and after the Effective Date). The Reload Warrants shall contain standard terms and conditions (including, without limitation, full-ratchet anti-dilution protection) and shall be in the same form as the form of the Series Warrants.

6.	The expiration dates of the Series A Warrants and the Series A-1 Warrants are hereby extended to March 31, 2016, and such warrants are hereby amended to reflect the foregoing.

7.	The expiration date of the Series C Warrants is hereby extended to September 30, 2016, and such warrants are hereby amended to reflect the foregoing.

8.	The expiration dates of each of the Pre-Extant Warrants are hereby extended to March 31, 2016, and such warrants are hereby amended to reflect the foregoing.

9.
The Investor hereby waives (a) the Event of Default under Section 4(a)(xv) of the Note with respect to the Company’s failure to meet Net Cash Balance Test in respect of any and all periods prior to the Effective Date, and (b) compliance by the Company with the first sentence of Section 13(f) of the Note for the period commencing on the Effective Date and ending on the 30th day of January 2009 (the “Reassessment Date”).

10.
The Company shall honor the Company Installment Notices delivered by the Company on December 1, 2008 in respect of the January 1, 2009 Installment Date pursuant to which the Company confirmed its intention to redeem 100% of the January 1, 2009 Installment Amounts pursuant to a Company Redemption, and the Company shall promptly pay the applicable Company Redemption Amount when due.

11.
In addition to the redemption of the January 1, 2009 Installment Amount, on January 12, 2009 (the “Additional Installment Date”), the Company will repay to the Investor an additional portion of the outstanding principal amount of the Note equal to $333,333.33, which amount shall be converted in whole pursuant to a Company Conversion (such amount is referred to herein as the “Additional Conversion Amount” and such additional repayment is referred to herein as the “Additional Repayment”) in accordance with the remainder of this Section 11. In connection with the foregoing, (i) notwithstanding the terms of the Note, (a) the Effective Date shall constitute the Installment Notice Due Date and the Company Installment Notice Date, in each case, with respect to the Additional Installment Date, (b) this Agreement shall constitute (I) the Company Installment Notice with respect to the Additional Installment Date, (II) the Company’s election of a Company Conversion with respect to the Additional Conversion Amount and the Additional Installment Date and (III) the Company’s confirmation of the matters required to be confirmed in Section 8 of the Note in connection with the Company’s election of a Company Conversion with respect to the Additional Conversion Amount and the Additional Installment Date and (c) the Pre-Installment Conversion Shares with respect to the Additional Conversion Amount and the Additional Installment Date shall be delivered no later than December 23, 2008 in accordance with Section 8(a) of the Note, (ii) notwithstanding the Pre-Installment Conversion Price set forth in the Note, the Pre-Installment Conversion Price with respect to the Additional Repayment and the Additional Conversion Amount shall be equal to the price which shall be computed as 90% of the arithmetic average of the VWAP of the Common Stock on each of the twenty (20) consecutive Trading Days immediately preceding the Effective Date and (iii) notwithstanding the Company Conversion Price set forth in the Note, the Company Conversion Price with respect to the Additional Repayment and the Additional Conversion Amount shall be equal to the price which shall be computed as 90% of the arithmetic average of the VWAP of the Common Stock on each of the twelve (12) consecutive Trading Days immediately preceding the Additional Installment Date. All such determinations to be appropriately adjusted for any stock split, stock dividend, stock combination or other similar transaction during such measuring periods. Other than as expressly set forth in this Agreement, the Company shall deliver Pre-Installment Conversion Shares and Conversion Shares in accordance with the terms of the Note.

12.
The Investor hereby waives satisfaction of only the Listing Maintenance Equity Condition solely with respect to (a) the Additional Repayment and the Additional Installment Date, and (b) the Installment Date that is February 1, 2009 (the “February 1st Installment Date”) such that the Company will be entitled to deliver a Company Installment Notice in respect of the February 1st Installment Date confirming that the applicable Installment Amount due in respect of the February 1st Installment Date will be converted in whole pursuant to a Company Conversion if (i) all other Equity Conditions and (ii) all other conditions relating to a Company Conversion, in each case, are satisfied in accordance with the terms of the Note.

13.
Solely for the purposes of the February 1st Installment Date, (a) notwithstanding the terms of the Note, the Installment Notice Due Date shall be January 9, 2009 (provided that the Company Installment Notice with respect to the February 1st Installment Date shall be delivered on January 9, 2009 after 4:00 p.m. (New York time)), (b) notwithstanding the Pre-Installment Conversion Price set forth in the Note, the Pre-Installment Conversion Price with respect to the February 1st Installment Date shall be equal to the price which shall be computed as 90% of the arithmetic average of the VWAP of the Common Stock on each of the twelve (12) consecutive Trading Days immediately preceding and ending on (and including) January 9, 2009 and (c) notwithstanding the Company Conversion Price set forth in the Note, the Company Conversion Price with respect to the February 1st Installment Date shall be equal to the price which shall be computed as 90% of the arithmetic average of the VWAP of the Common Stock on each of the fourteen (14) consecutive Trading Days immediately preceding the February 1st Installment Date. All such determinations to be appropriately adjusted for any stock split, stock dividend, stock combination or other similar transaction during such measuring periods. Other than as expressly set forth in this Agreement, the Company shall deliver Pre-Installment Conversion Shares and Conversion Shares in accordance with the terms of the Note.

14.
Prior to the opening of the Principal Market on December 23, 2008, the Company shall file with the SEC a Form 8-K Current Report describing all of the material terms of the transactions contemplated by this Agreement in the form required by the 1934 Act and attaching a form of this Agreement.

15.
On or before the Reassessment Date, the Company will procure and deliver to the Investor an authenticated Control Agreement in respect of each Deposit Account of each Grantor. For the purposes of this paragraph, the terms “Control Agreement,” “Deposit Account,” and “Grantor” shall have the meanings ascribed thereto in the Security Agreement. The Company’s breach of the provisions of this paragraph shall constitute, and be deemed to be, an Event of Default under Section 4(a)(xiv) of the Note, and the Company agrees that such a breach shall be deemed a breach which is not curable.  This Agreement shall be deemed to be a Transaction Document for purposes of the Purchase Agreement, the Note and all other Transaction Documents.

16.
Except as otherwise expressly provided herein, the Note, the Series Warrants, the Pre-Extant Warrants and all other Transaction Documents are, and shall continue to be, in full force and effect and are hereby ratified and confirmed in all respects. All dollar amounts referred to in this Agreement are in United States Dollars.

17.
If requested by the Investor, the Company will deliver to the Investor amended warrant certificates to the address specified by the Investor that reflect the amendments set forth herein within five (5) days after such request, and such amended warrant certificates shall replace the Series Warrants and the Pre-Extant Warrants and the Investor shall not be obligated to return any of such warrants to the Company. For clarification purposes, it is understood and agreed that the amendments set forth herein are effective as of the date hereof regardless of whether such amended warrant certificates are so requested or delivered.

18.
This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party. In the event that any signature is delivered by facsimile transmission or by an e-mail which contains a portable document format (.pdf) file of an executed signature page, such signature page shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such signature page were an original thereof.

19.
The Company represents, warrants and covenants that the Company has not entered into, and will not enter into, any agreement with any holder of Other Notes or similar warrants on terms or conditions which are more favorable to any such holder with respect to the matters addressed by this Agreement. To the extent the Company enters into any agreement with any holder of Other Notes or similar warrants that contains any terms or conditions which are more favorable to any such holder with respect to the matters addressed by this Agreement, then the Investor, at its option, shall be entitled to the benefit of such more favorable terms or conditions (as the case may be) and this Agreement shall be automatically amended to reflect such more favorable terms or conditions (as the case may be).

20.
The obligations of the Investor hereunder are several and not joint with the obligations of any other holder of Other Notes or similar warrants, and the Investor shall not be responsible in any way for the performance of the obligations of any other holder of Other Notes or similar warrants under any other similar agreement. Nothing contained herein, and no action taken by the Investor pursuant hereto, shall be deemed to constitute the Investor and the holders of the Other Notes or similar warrants as, and the Company acknowledges that the Investor and the holders of the Other Notes and similar warrants do not so constitute, a partnership, an association, a joint venture or any other kind of group or entity, or create a presumption that the Investor or any holder of Other Notes or similar warrants are in any way acting in concert or as a group or entity with respect to such obligations or the transactions contemplated by this Agreement or any matters, and the Company acknowledges that the Investor and the holders of the Other Notes and similar warrants are not acting in concert or as a group, and the Company shall not assert any such claim, with respect to such obligations or the transactions contemplated by this Agreement or any other similar agreement. The decision of the Investor to enter into this Agreement has been made by the Investor independently of any holder of Other Notes or similar warrants. The Company and the Investor confirms that the Investor has independently participated with the Company in the negotiation of the transaction contemplated hereby with the advice of its own counsel and advisors. The Investor shall be entitled to independently protect and enforce its rights, including, without limitation, the rights arising out of this Agreement or out of any other Transaction Documents, and it shall not be necessary for any other holder of Other Notes or similar warrants to be joined as an additional party in any proceeding for such purpose. To the extent that any holder of Other Notes or similar warrants enters into an agreement with the same or similar terms and conditions or pursuant to the same or similar documents, all such matters are solely in the control of the Company, not the action or decision of the Investor, and would be solely for the convenience of the Company and not because it was required or requested the Investor.

[signature page follows]

IN WITNESS WHEREOF, the Investor and the Company have caused their respective signature page to this Agreement to be duly executed as of the Effective Date.

COMPANY:

GENEREX BIOTECHNOLOGY CORPORATION

By:
	Name:	Rose C. Perri
	Title:	Chief Financial Officer

By:
	Name:	Mark A. Fletcher
	Title:	Executive Vice President and General Counsel

IN WITNESS WHEREOF, the Investor and the Company have caused their respective signature page to this Agreement to be duly executed as of the Effective Date.

INVESTOR:

CRANSHIRE CAPITAL, L.P.

By:	Downsview Capital, Inc.
Its:	General Partner

By:	Mitchell P. Kopin
Its:	President

Schedule 1

“Equity Conditions” means: (i) on each day during the period beginning one month prior to the applicable date of determination and ending on and including the applicable date of determination either (x) a registration statement for the resale of all shares of Common Stock issuable upon exercise of the Series Warrants and the Pre-Extant Warrants on a continuous basis into the market at prevailing market prices of all shares of Common Stock issuable upon exercise of the Series Warrants and the Pre-Extant Warrants shall be effective and the prospectus contained therein shall be available for use or (y) all shares of Common Stock issuable upon exercise of the Series Warrants and the Pre-Extant Warrants shall be eligible for sale without restriction and without the need for registration under any applicable federal or state securities laws (in each case, disregarding any limitations on exercise); (ii) on each day during the period beginning three months prior to the applicable date of determination and ending on and including the applicable date of determination (the “Equity Conditions Measuring Period”), the shares of Common Stock are listed or designated for quotation on an Eligible Market (as defined in the Note) and shall not have been suspended from trading on an Eligible Market (other than suspensions of not more than two (2) days and occurring prior to the applicable date of determination due to business announcements by the Company) nor shall delisting or suspension by an Eligible Market have been threatened (with a reasonable prospect of delisting occurring) or pending either (A) in writing by such Eligible Market or (B) by falling below the minimum listing maintenance requirements of the Eligible Market on which the shares of Common Stock are then listed; (iii) on each day during the Equity Conditions Measuring Period, the Company shall have delivered all shares of Common Stock issuable upon conversion of the Series Warrants and the Pre-Extant Warrants on a timely basis as set forth therein and all other shares of capital stock required to be delivered by the Company on a timely basis as set forth in the Transaction Documents; (iv) any shares of Common Stock to be issued in connection with the event requiring determination may be issued in full without violating the “blocker” provisions thereof or the rules or regulations of the Eligible Market on which the Common Stock is then listed; (v) on each day during the Equity Conditions Measuring Period, no public announcement of a pending, proposed or intended Fundamental Transaction (as defined in the Note) shall have occurred which has not been abandoned, terminated or consummated; (vi) the Company shall have no knowledge of any fact that would reasonably be expected to cause (1) the registration statement described in clause (i) above not to be effective or the prospectus contained therein not to be available for the resale of at least all of the shares of Common Stock issuable upon exercise of the Series Warrants and the Pre-Extant Warrants or (2) any shares of Common Stock issuable upon exercise of the Series Warrants and the Pre-Extant Warrants not to be eligible for sale without restriction pursuant to Rule 144 under the 1933 Act (as defined in the Note) and any applicable state securities laws (in each case, disregarding any limitations on exercise); (vii) the Investor shall not be in possession of any material, non-public information provided to the Investor by the Company or any of its affiliates or representatives; (viii) on each day during the Equity Conditions Measuring Period, the Company otherwise shall have been in compliance with and shall not have breached any provision, covenant, representation or warranty of any Transaction Document (which, for clarification purposes, includes, without limitation, this Agreement); (ix) on each day during the Equity Conditions Measuring Period, there shall not have occurred an Event of Default (as defined in the Note) or an event that with the passage of time or giving of notice would constitute an Event of Default; and (x) on each day beginning on the date of the Call Notice and ending on the Required Exercise Date, no share of Common Stock shall trade for a price less than the Trigger Price.